As filed with the Securities and Exchange Commission on May 26, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

IAC/INTERACTIVECORP

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	555 West 18th Street New York, New York 10011	59-2712887
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

2011 IAC/INTERACTIVECORP DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full Title of the Plan)

GREGG WINIARSKI, ESQ.

Senior Vice President, General Counsel and Secretary

IAC/InterActiveCorp

555 West 18th Street

New York, New York 10011

(Name and Address of Agent For Service)

(212) 314-7300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
IAC Common Stock, par value $0.001 per share	100,000	$35.04	$3,504,000.00	$406.82

(1)                                 This Form S-8 covers up to 100,000 shares of IAC/InterActiveCorp common stock, par value $0.001 per share (“IAC Common Stock”), issuable in connection with the settlement of up to 100,000 share units available for accrual under the 2011 IAC/InterActiveCorp Deferred Compensation Plan for Non-Employee Directors.

(2)                                 Pursuant to Rule 416(a) under the Securities Act, this Form S-8 also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)                                 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.  $3,504,000.00 equals the product of: (i) 100,000 shares of IAC Common Stock and (ii) $35.04, the average of the high and low sales prices for IAC Common Stock, as reported on The Nasdaq National Market on May 24, 2011, which were $35.43 and $34.65, respectively.

(4)                                 Fee was calculated by multiplying .00011610 by the proposed maximum aggregate offering price.

INTRODUCTION

This Registration Statement on Form S-8 (the “Registration Statement”) of IAC/InterActiveCorp, a Delaware corporation (“IAC” or the “Registrant”), relates to up to 100,000 shares of IAC Common Stock, par value $0.001 (“IAC Common Stock”) issuable in connection with the settlement of up to 100,000 share units available for accrual under the 2011 IAC/InterActiveCorp Deferred Compensation Plan for Non-Employee Directors (the “2011 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the 2011 Plan (the “Prospectus”), which Prospectus the Registrant has excluded from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by IAC with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

1.                                      IAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

2.                                      IAC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

3.                                      IAC’s Current Reports on Form 8-K (other than information furnished under Regulation FD) filed with the SEC on the following dates:

•                   February 2, 2011;

•                   March 15, 2011;

•                   April 14, 2011; and

•                   April 26, 2011; and

4.                                      The description of IAC Common Stock contained in IAC’s Registration Statement on Form S-4, as amended (SEC File No. 333-124303).

All documents subsequently filed by IAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Amended and Restated By-Laws provide that directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings; provided, that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant’s Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the Registrant’s Board of Directors. The Registrant’s Amended and Restated By-Laws permit the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions and, to the extent such officers and directors serve as executive officers or directors of subsidiaries of the Registrant, consistent with the indemnification provisions of the charter documents of such subsidiaries. The Registrant has policies of directors’ and officers’ liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the General Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index.

Item 9.    Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                 to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                              to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that:

(A)                             paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of May, 2011.

IAC/INTERACTIVECORP

By:	/s/ GREGG WINIARSKI
	Name:	Gregg Winiarski
	Title:	Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 26, 2011:

Name and Signature	Title

/s/ GREGORY R. BLATT*	Director and Chief Executive Officer (Principal Executive Officer)
Gregory R. Blatt

/s/ BARRY DILLER*	Director, Chairman of the Board and Senior Executive (Principal Executive Officer)
Barry Diller

/s/ VICTOR A. KAUFMAN*	Vice Chairman and Director
Victor A. Kaufman

/s/ THOMAS J. MCINERNEY*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Thomas J. McInerney

/s/ MICHAEL H. SCHWERDTMAN*	Senior Vice President and Controller (Principal Accounting Officer)
Michael H. Schwerdtman

/s/ EDGAR BRONFMAN, JR.*	Director
Edgar Bronfman, Jr.

/s/ MICHAEL D. EISNER*	Director
Michael D. Eisner

/s/ DONALD R. KEOUGH*	Director
Donald R. Keough

/s/ BRYAN LOURD*	Director
Bryan Lourd

/s/ ARTHUR C. MARTINEZ*	Director
Arthur C. Martinez

/s/ DAVID ROSENBLATT*	Director
David Rosenblatt

/s/ ALAN G. SPOON*	Director
Alan G. Spoon

/s/ ALEXANDER VON FURSTENBERG*	Director
Alexander von Furstenberg

/s/ RICHARD F. ZANNINO*
Richard F. Zannino	Director

/s/ MICHAEL P. ZEISSER*	Director
Michael P. Zeisser

*By:	/s/ GREGG WINIARSKI
Gregg Winiarski
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s registration statement on Form 8-A, as amended, filed with the Commission on August 12, 2005).

3.2

Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 22, 2008).

3.3	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 6, 2010).

5.1	Opinion of the Registrant’s Senior Vice President and General Counsel as to the legality of the shares to be issued.

10.1

2011 IAC/InterActiveCorp Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2011).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of the Registrant’s Senior Vice President and General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.